UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 17, 2009

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JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

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Delaware	1-05805	13-2624428
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
270 Park Avenue, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 270-6000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 17, 2009, JPMorgan Chase & Co. ("JPMorgan Chase") redeemed all of the outstanding shares of JPMorgan Chase's Fixed Rate Cumulative Perpetual Preferred Stock, Series K, par value $1 and liquidation preference $10,000 per share (the "Series K Preferred Stock"), that were issued to the United States Department of the Treasury (the "U. S. Treasury") pursuant to the Troubled Asset Relief Program (TARP), and repaid the U.S. Treasury the full $25,000,000,000 principal amount as a result thereof. In addition to this principal amount, JPMorgan Chase has paid the U.S. Treasury an aggregate of $795,138,889 in dividends on the Series K Preferred Stock, including dividends that had accrued through the redemption date. In connection with the redemption of all the outstanding shares of Series K Preferred Stock, on June 17, 2009, JPMorgan Chase also notified the U.S. Treasury of its intent to repurchase the 10-year warrant issued to the U.S. Treasury in connection with the Series K Preferred Stock.

As a result of the redemption of the Series K Preferred Stock, JPMorgan Chase will incur a one-time, non-cash negative adjustment of approximately $1.1 billion in the calculation of earnings per share (i.e., a reduction in net income applicable to common stockholders), reflecting the accelerated amortization of issuance discount on such Series K Preferred Stock. The effect of this negative adjustment is expected to reduce reported diluted earnings per common share for the second quarter of 2009 by approximately $0.27 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2009

JPMORGAN CHASE & CO. (Registrant)
By: /s/ Anthony J. Horan Anthony J. Horan Corporate Secretary